Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is between BOND LABORATORIES, Inc. (the “Company”) and Scott Landow (“Employee”), and is executed effective as of August 16, 2009 (the “Effective Date”) in connection with and consideration of the compensation set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

1. Previous Employment Agreement.

    A.           Previous Employment Agreement.  The Company and Employee have previously entered into that Employment Agreement dated effective July 1, 2007 (the “Previous Employment Agreement”), pursuant to which Employee was employed as Chief Executive for a term of two years.  The Company and Employee now desire to terminate the Previous Employment Agreement, (which has expired but continues based on its automatic renewal for two (2) years, Sec. 1.2, and to replace it with this Agreement.

    B.           Termination of Previous Employment Agreement.  The Previous Employment Agreement is terminated on mutual agreement of the Company and Employee effective as of the Effective Date.  The Previous Employment Agreement shall be of no further force or effect hereafter, and neither party shall have any further obligations or duties with respect to each other under the Previous Employment Agreement from the termination date forward; however, this termination shall not extinguish Employee’s rights to unreimbursed expenses or benefits.

   C.           Accrued but unpaid Salary and Stock Warrants.  The Employee agrees to forfeit previously accrued but unpaid salary in the amount of approximately $380,000. In addition the Employee agrees to forfeit 400,000 Common Stock Warrants, issued in consideration for the deferral of salary to the Employee, and modify the exercise price of the remaining warrants to par value, ($.001).

2. Services to be Rendered by Employee.  The Company hereby employs, engages and hires Employee in the capacity of New Product Manager, and Employee hereby accepts and agrees to such hiring, engagement and employment.  Employee will devote his reasonable efforts, energy and skill to the performance of these duties and for the benefit of the Company, and will exercise due diligence and care in the performance of all duties performed for the Company under this Agreement.  Employee will devote the time necessary to fulfill Employee’s duties to the Company.  However, Employee shall not be required to devote his full time efforts, energy and skill to the performance of these duties, nor will he be required to fulfill these duties solely at the offices of the Company.  The Company expressly agrees that Employee will be entitled to seek and engage in other employment and business activities, unless such employment or activities would violate the non-competition covenant in Section 7 or any other provision of this Agreement.

3. Term; Termination.

    A. Term.  Subject to the terms and conditions of this Agreement, the Company will employ Employee, and Employee will serve the Company, for Seventeen Months from the Effective Date (the “Term”).

    B. Termination by the Company.  Employee’s employment may only be terminated by the Company during the term of this Agreement for “Cause,” which termination may occur without prior written notice to Employee. Termination for Cause shall be defined as any of the following from and after the Effective Date:

        (a) Any willful breach of any material written policy of the Company that results in material and demonstrable liability or loss to the Company or that continues after written notice;

        (b) Willful failure to perform or gross negligence in connection with the performance of Employee’s duties;

        (c) The engaging by Employee in conduct involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to the Company, including, but not limited to, misappropriation or conversion of assets of the Company (other than immaterial assets);

        (d) Conviction of or entry of a plea of nolo contendere to a felony;

        (e) A material breach of this Agreement, including by engaging in action in violation of the restrictive covenants in this Agreement; or

        (f) Any other conduct or activity that the Board of Directors determines in good faith jeopardizes the proper conduct of the Company’s operations if such conduct or activity continues to occur after written notice.

        No act or failure to act by the Employee shall be deemed “willful” if done, or omitted to be done, by him in good faith and with the reasonable belief that his action or omission was in the best interest of the Company.

    C. Termination by Employee.  Employee may terminate his employment by the Company at any time by giving 14 days prior written notice thereof to the Company.

    D. Effect of Termination.  Upon termination of Employee’s employment pursuant to Section 3(B) or Section 3(C) or expiration of the Term, the Company’s obligations under this Agreement will terminate.

4.Compensation; Benefits.

    A. Base Salary.  During the term of this Agreement, the Company will pay to Employee base salary (“Base Salary”) at the rate of $16,800 (Sixteen Thousand One Hundred and No/100 dollars) per annum.

    B. Benefit Plans.  Employee will be entitled to participate in all formal retirement, insurance, hospitalization, disability and other employee benefit plans that are in existence or may be adopted by the Company or in which employees of the Company are eligible to participate, provided that Employee is eligible by the terms thereof and applicable law to participate therein.

   C. Reimbursable Expenses.  Employee will be entitled to be reimbursed for any and all expenses incurred under the same terms of his previous employment agreement.  Any travel done for the benefit of the Company will be pre-approved and orchestrated by the Company.

   D. General.  All payments under this Agreement will be subject to applicable withholding and similar taxes and will, if applicable, be prorated for the applicable period.  Employee’s Base Salary and other compensation will be paid to Employee in accordance with the Company’s regular policy.  The Compensation Committee will, in its sole discretion, periodically review Employee’s Base Salary and other compensation.  All payments to the Employee (or any entities he may be associated with that enters into a contract or loan agreement with the Company), shall be ranked pari-passu with any salary or payment the Company makes to the Chief Executive Officer.

5. Protection of Trade Secrets and Confidential Information.

    A. Definition of “Confidential Information.  “Confidential Information” means all nonpublic information concerning or arising from the Company’s business, including particularly but not by way of limitation trade secrets used, developed or acquired by the Company in connection with its business; information concerning the manner and details of the Company’s operation, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed or written material generated or used in connection with the Company’s business; the Company’s business plans and strategies; the identities of the Company’s customers and the specific individual customer representatives with whom the Company works; the details of the Company’s relationship with such customers and customer representatives; the identities of distributors, contractors and vendors utilized in the Company’s business; the details of the Company’s relationship with such distributors, contractors and vendors; the nature of fees and charges made to the Company’s customers; nonpublic forms, contracts and other documents used in the Company’s business; the nature and content of computer software used in the Company’s business, whether proprietary to the Company or used by the Company under license from a third party; and all other information concerning the Company’s concepts, prospects, customers, employees, contractors, earnings, products, services, equipment, systems and/or prospective and executed contracts and other business arrangements.

    B. Employee’s Use of Confidential Information.  Except in connection with and in furtherance of Employee’s work on the Company’s behalf, Employee shall not, without the Company’s prior written consent, at any time, directly or indirectly, use, disclose or otherwise communicate any Confidential Information to any person or entity.

    C. Acknowledgments.  Employee acknowledges that during the term of his employment, Employee will have access to Confidential Information, all of which shall be made accessible to Employee only in strict confidence; that unauthorized disclosure of Confidential Information will damage the Company’s business; that Confidential Information would be susceptible to immediate competitive application by a competitor of the Company; that the Company’s business is substantially dependent on access to and the continuing secrecy of Confidential Information; that Confidential Information is unique to the Company and known only to Employee, the Company and certain key employees and contractors of the Company; that the Company shall at all times retain ownership and control of all Confidential Information; and that the restrictions contained in this paragraph are reasonable and necessary for the protection of the Company’s business.

    D. Records Containing Confidential Information.  All documents or other records containing or reflecting Confidential Information (“Confidential Documents”) prepared by or provided to Employee are and shall remain the Company’s property.  Except with the Company’s prior written consent, Employee shall not copy or use any Confidential Document for any purpose not relating directly to Employee’s work on the Company’s behalf, or use, disclose or sell any Confidential Document to any party.  Upon the termination of Employee’s employment or upon the Company’s request, Employee shall immediately deliver to the Company or its designee (and shall not keep in Employee’s possession or deliver to anyone else) all Confidential Documents and all other property belonging to the Company.  This paragraph shall not bar Employee from complying with any subpoena or court order, provided that Employee shall at the earliest practicable date provide a copy of the subpoena or court order to the Chief Executive Officer of the Company.

    E. Employee’s Former Employers’ Confidential Information.  Employee shall not, during Employee’s employment with the Company, improperly use or disclose to the Company any proprietary information or trade secrets belonging to any other current or former employer or any third party as to whom Employee owes a duty of nondisclosure.

6. Non-Solicitation.  During the term of Employee’s employment, Employee shall not, without the Company’s prior written consent, directly or indirectly:

    A. Cause or attempt to cause any employee, agent, distributor, endorser or contractor of the Company to terminate his or her employment, agency, distributor, endorser or contractor relationship with the Company; interfere or attempt to interfere with the relationship between the Company and any employee, agent, distributor, endorser or contractor of the Company or hire or attempt to hire any employee, agent, distributor, endorser or contractor of the Company; or

    B. Solicit business from any customer or client served by the Company at any point during the term of Employee’s employment; or interfere or attempt to interfere with any transaction, agreement or business relationship in which the Company was involved at any point during the term of Employee’s employment.

7. Non-Competition.  During the Term, Employee shall not, without the Company’s prior consent, (which will not be unreasonably withheld), directly or indirectly engage in any business that is in direct competition with the business conducted by the Company anywhere in the United States, whether as proprietor, partner, joint venturer, employer, agent, employee, consultant, officer, or beneficial or record owner of more than 2% of the stock of a corporation, business, or association.  For purposes of this Section, a business is “in competition” with the Company if it engages in business in the manufacturing and distribution of nutritional products/healthy foods and beverages through retail distribution (excluding sales via the internet), without giving the Company a first right of refusal to participate with the Employee or any entity he may control.  However, Employee will not be prohibited from owning securities in a business in competition with the Company if the securities are listed on a stock exchange or traded on the over-the-counter market.  Employee specifically acknowledges and agrees that the Company’s business covers the market area identified above, and agrees that the restrictions contained in this Section are reasonable in scope under California law.

8. Survival.  Employee’s obligations under this Agreement shall survive the termination of Employee’s employment and shall thereafter be enforceable whether or not such termination is later claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owed or claimed to be owed by the Company to Employee.

9. Remedies.  Employee acknowledges that upon a breach of any obligation under this Agreement, the Company will suffer immediate and irreparable harm and damage for which money alone cannot fully compensate the Company.  Employee therefore agrees that upon such breach or threat of imminent breach of any obligation under this Agreement, the Company shall be entitled to, and Employee shall not oppose entry of, a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, barring Employee from violating any such provision. This paragraph shall not be construed as an election of any remedy, or as a waiver of any right available to the Company under this Agreement or the law, including the right to seek damages from Employee for a breach of any provision of this Agreement, nor shall this paragraph be construed to limit the rights or remedies available under California law for any violation of any provision of this Agreement.

10. Miscellaneous.

    A. Entire Agreement.  This Agreement constitutes the entire agreement between the Company and Employee and supersedes all prior oral or written agreements and understandings with respect to the subject matter hereof.

    B. Heirs and Assigns.  This Agreement shall be binding upon Employee’s heirs, executors, administrators or other legal representatives, shall inure to the benefit of the Company, its successors or assigns, and shall be freely assignable by the Company, but not by Employee.  In the event the employee dies, the Company agrees to continue COBRA payments for the benefit of his heirs for the original term of the agreement.

    C. Governing Law.  This Agreement and all other disputes or issues arising from or relating in any way to the Company’s relationship with Employee, shall be governed by the internal laws of the State of California, irrespective of the choice of law rules of any jurisdiction.

    D. Severability.  If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of the Agreement shall remain fully enforceable.  To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of the parties’ express desire that the Company be protected to the greatest extent possible under applicable law from improper competition and/or the misuse or disclosure of trade secrets, Confidential Documents and/or Confidential Information.

    E. Disputes.  Any action arising from or relating any way to this Agreement, or otherwise arising from or relating to Employee’s employment with the Company, shall be tried only in the state or federal courts situated in Denver, California.  The parties consent to jurisdiction and venue in those courts to the greatest extent possible under law.  The prevailing party in any action to enforce any provision of this Agreement shall recover all costs and attorneys’ fees incurred in connection with the action.

    F. Prior Agreements. This agreement supersedes all prior agreements between Employee and the Company relating to the subject of Employee’s employment with the Company and may only be amended by written instrument signed by Employee and the Member of the Board of the Company.

IN WITNESS WHEREOF, the undersigned has executed this Employment Agreement to be effective as of the Effective Date.

EXECUTED this 16th day of August, 2009, to be effective as of the Effective Date.

EMPLOYEE: By: /s/ Scott D. Landow Name: Scott Landow	COMPANY: BOND LABORATORIES, INC. By: /s/ John Wilson Name: John Wilson Title: Chief Executive Officer